October 10, 2008

AUTUMN MESSAGE TO OUR SHAREHOLDERS

It's my pleasure to inform you that Dr. Hakki Refai, inventor of Pixel Precision® and CSpace™, has completed his obligations at the University of Oklahoma and has fully commenced his duties at 3DIcon as Chief Technology Officer.

You may recall that we announced at 3DIcon's annual shareholder meeting on May 17 that we would have a working prototype of our CSpace 3D imaging technology by the end of 2008. We are on schedule to deliver on that promise. Our technical team has been hard at work and, now that Dr. Refai is officially on board, the process has been accelerated. Once the CSpace prototype is ready, we will immediately and aggressively pursue licensing and co-development agreements.

While our scientists, under the operational guidance of Vivek Bhaman, have been creating a technology that lends itself to wide commercialization, I have continued my efforts to speak to numerous groups about the coming 3D revolution and 3DIcon's role. The response has been overwhelmingly enthusiastic. I plan to continue and expand this program over the next year. It's been most successful.

Whether you are a new or longer-term shareholder, I want to thank you for your support and patience. A development-stage company faces many challenges, especially in these economic times. However, we remain focused on our goal, and we hope to deliver more news about our milestones and achievements in the coming months.

Sincerely

Martin Keating
Founder and Chairman